Exhibit 99.1

Holly Energy Partners, L.P. Reports First Quarter Earnings

April 29, 2005

Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported first quarter net income of $6.3 million ($0.43 per basic and diluted limited partners unit).

The Partnership commenced operations July 13, 2004 upon successful completion of its initial public offering and the concurrent contribution of certain assets from its predecessor entity. Results of operations for the three months ended March 31, 2005 include the operations from the assets acquired from Alon USA, Inc. subsequent to the acquisition date of February 28, 2005, including four refined products pipelines aggregating approximately 500 miles, an associated tank farm and two refined products terminals with aggregate storage capacity of approximately 347,000 barrels. Results of operations for the three months ended March 31, 2004 reflect the results of operations of Navajo Pipeline Co., L.P., the predecessor to Holly Energy Partners, L.P. until July 12, 2004, at which time Holly Energy Partners, L.P. commenced operations. Historically, Holly Corporation (NYSE-HOC), our general partner and principal owner, did not allocate general and administrative costs to the predecessor entity. In addition, the results of operations of the predecessor entity include results of operations from certain crude oil and intermediate product pipelines that were not contributed to Holly Energy Partners, L.P. As a result of these items, operating results are not comparable on a period-to-period basis.

Revenues of $16.5 million for the three months ended March 31, 2005 were $2.3 million less than the $18.8 million in the comparable period of 2004, primarily as a result of revenues in the three months ended March 31, 2004 from assets not contributed to the Partnership of $3.4 million. Favorably impacting revenues for the current year’s quarter was one month of pipeline and terminal revenues ($1.8 million) from the newly acquired assets from Alon following the February 28, 2005 acquisition. Pipeline movements shipped by Alon on the newly acquired pipelines in March 2005 were at 42.9 thousand barrels-per-day (“mbpd”). Refined product shipments on the Partnership’s other pipelines, excluding barrels moved pursuant to a capacity lease agreement, averaged 85.9 mbpd for both the three month periods ended March 31, 2005 and 2004, with volumes shipped by Holly Corporation and its affiliates increasing 2.7 mbpd, while volumes shipped on the Rio Grande Pipeline decreasing 2.6 mbpd. As anticipated, during the first quarter of 2005 based on the aggregate volumes shipped by BP Plc (“BP”) on the Rio Grande Pipeline, BP is no longer required to pay the border crossing fee pursuant to its contract. For the three months ended March 31, 2005 and 2004, the border crossing fee was $0.8 million and $1.3 million, respectively. In addition, the volume decrease on the Rio Grande Pipeline resulted in reduced revenues of $0.3 million. Refined products terminalled in Partnership facilities for the comparable quarters rose to 149.1 mbpd in the 2005 first quarter from 141.4 mbpd in the 2004 first quarter, due principally to the incremental March 2005 volumes from the terminals acquired from Alon. Net income decreased to $6.3 million for the three months ended March 31, 2005, a decrease of $3.3 million from $9.6 million for the three months ended March 31, 2004. The decrease in income was principally due to the inclusion in earnings in the prior year’s quarter of the crude oil and intermediate product pipelines that were not contributed to the Partnership, the reduced revenues from the Rio Grande Pipeline, general and administrative charges currently being incurred by the Partnership where no such charges were allocated prior to the initial public offering, and interest expense principally related to the senior notes issued in conjunction with the Alon transaction, offset by the additional income generated from the assets acquired from Alon.

“We are especially pleased with our operations and the results of the first quarter of our 2005 year,” said Matt Clifton, Chairman of the Board and Chief Executive Officer, “as we successfully integrated and recognized significant pipeline and terminal volumes from the newly acquired assets from Alon. Further volume and revenue increases will follow in the second quarter as we will receive the full quarterly benefit from those assets. We believe this transaction will result in over $17 million annually of incremental EBITDA. We continue to be satisfied with the excellent operation of our other assets and the number of organic and third-party growth opportunities that are being explored by our operating and corporate development staff.”

“Earlier today, we announced our cash distribution for the first quarter of 2005 of $.55 per unit, payable on all common, subordinated and general partner units, an increase of 10%. Our EBITDA for the first quarter was $9.7 million, and after subtracting net interest expense of $917,000 and maintenance capital expenditures of $167,000, distributable cash flow for the quarter was $8.6 million. The distribution declared for the quarter of $.55 per unit amounts to $8.4 million.”

The Partnership has scheduled a conference call for May 2, 2005 at 9:30 AM EDT to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is #5461059. Additionally, listeners may access the call via the internet at: http://audioevent.mshow.com/227673.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 48% interest (including the general partner interest) in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.

Holly Corporation operates through its subsidiaries a 75,000 bpd refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:

•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The future performance of the assets acquired from Alon USA, Inc.;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products in markets we serve;

•	Our ability to acquire pipeline and terminal operations on acceptable terms and to integrate any future acquired operations;

•	The availability and cost of our financing;

•	The possibility of inefficiencies or shutdowns of refineries utilizing our pipeline and terminal facilities;

•	The effects of current or future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our SEC filings.

The forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Results of Operations (Unaudited)

The following tables present income, distributable cash flow and volume information for the three month periods ended March 31, 2005 and 2004.

	Three Months Ended
	March 31,
	2005	2004
	(In thousands)
Revenues
Pipelines:
Affiliates	$7,068	$6,984
Third parties	6,272	5,385

	13,340	12,369
Terminals & truck loading racks:
Affiliates	2,362	2,203
Third parties	811	843

	3,173	3,046
Other	—	5

Total for refined product pipeline and terminal assets	16,513	15,420

Crude system and intermediate pipelines not contributed to HEP (1):
Lovington crude oil pipelines	—	1,491
Intermediate pipelines	—	1,860

Total for crude system and intermediate pipeline assets	—	3,351

Total revenues	16,513	18,771

Operating costs and expenses
Costs related to refined product pipeline and terminal assets:
Operations	5,388	5,228
Depreciation and amortization	2,363	1,826
General and administrative	977	—

	8,728	7,054
Crude system and intermediate pipelines not contributed to HEP (1):
Operations	—	1,224
Depreciation and amortization	—	220

	—	1,444

Total operating costs and expenses	8,728	8,498

Operating income	7,785	10,273

Interest income	88	35
Interest expense, including amortization	(1,118)	—
Minority interest in Rio Grande	(429)	(688)

Net income	6,326	9,620

Add interest expense	1,005	—
Add amortization of deferred debt issuance costs	113	—
Subtract interest income	(88)	(35)
Add depreciation and amortization	2,363	2,046

EBITDA (2)	9,719	$11,631

Subtract interest expense	(1,005)
Add interest income	88
Subtract maintenance capital expenditures (3)	(167)

Distributable cash flow (4)	$8,635

	Three Months Ended
	March 31,
	2005	2004
Volumes (bpd) (5)

Pipelines:
Affiliates	68,018	65,313
Third parties — Rio Grande	17,897	20,542
Third parties — Other (5)	14,783	—
Third parties — Other (volumes transported under capacity lease agreement)	4,960	12,650

	105,658	98,505
Terminals & truck loading racks:
Affiliates	117,612	115,582
Third parties	31,451	25,798

	149,063	141,380

Total for refined product pipeline and terminal assets (bpd)	254,721	239,885

(1)	Revenue and expense items generated by the crude system and intermediate pipeline assets that were not contributed to HEP. Historically, these items were included in the income of NPL as predecessor, but are not included in the income of HEP beginning July 13, 2004.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income and (ii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it enhances an investor’s understanding of our ability to satisfy principal and interest obligations with respect to our indebtedness and for the use of cash for other purposes, including capital expenditures. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

(3)	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(4)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

(5)	The amounts reported for the three months ended March 31, 2005 include volumes only for March 2005 related to the assets acquired from Alon, averaged over the full 90 days in the quarter. Pipeline movements shipped by Alon on the newly acquired pipelines in March 2005 were at 42.9 mbpd. Assuming the March 2005 volumes on the assets acquired from Alon would have been experienced for the entire 2005 first quarter, pro forma total volumes for the quarter would equal 133.8 mbpd pipeline volumes, 167.6 mbpd terminal and truck loading rack volumes and 301.4 mbpd total volumes.

Balance Sheet Data

	March 31,	December 31,
	2005	2004
	(Dollars in thousands)

Cash and cash equivalents	$18,416	$19,104
Working capital	$20,887	$19,120
Total assets	$250,163	$103,758
Long-term debt	$147,055	$25,000
Partners’ equity	$86,002	$61,528

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Treasury and Investor Relations
Holly Energy Partners
214/871-3555